Exhibit 99.1

Citizens Community Bancorp, Inc. Reports Fiscal Third Quarter, Nine Month 2013 Earnings,
Financial Results
Quarterly Performance Demonstrates Year-Over-Year Asset Quality Improvement

Eau Claire, WI, July 26, 2013 – Citizens Community Bancorp, Inc. (NasdaqGM: CZWI) (the "Company"), parent company of Citizens Community Federal (the “Bank”), a financial institution offering full-service retail-focused banking and lending, today announced unaudited financial results for the fiscal 2013 third quarter and nine months ended June 30, 2013.

Highlights

●	Net income during the fiscal third quarter of 2013 was $166,000 or $0.03 per diluted share, compared with net income of $349,000 or $0.07 per diluted share during the fiscal third quarter of 2012. The decline in earnings during the third quarter of fiscal 2013, was primarily attributable to the loss incurred on the sale of three non-agency mortgage-backed securities and other than temporary losses arising from the two other non-agency mortgage-backed securities that the Bank continues to hold.

●	Net income for the fiscal nine months of 2013 was $759,000 or $0.15 per diluted share, compared with net income of $1,000 or $0.00 per diluted share for the fiscal nine months of 2012.

●	The Company’s provision for loan losses was $750,000 during the fiscal third quarter of 2013, compared with $900,000 during the prior year’s fiscal third quarter. The allowance for loan loss, as a percent of total loans, increased at June 30, 2013, to 1.38% from 1.34% at September 30, 2012.

●	Total non-interest expense during each of the quarters ended June 30, 2013 and June 30, 2012 were $4.4 million.

●	The Company’s expanded commercial lending program generated $8.5 million in new loan growth for the fiscal nine months of 2013, with $5.0 million of the loan growth occurring during the fiscal third quarter of 2013.

●	Total non-performing loans were $3.0 million at June 30, 2013, compared with $3.8 million at June 30, 2012. Non-performing loans, as a percentage of total loans, declined from 0.89% at June 30, 2012 to 0.68% at June 30, 2013.

●	The Company grew total assets to $551.9 million at June 30, 2013 from $530.2 million at September 30, 2012, a gain of 4.1%, due primarily to an increase in commercial real estate loans and seasonal growth in personal loans.

●	Total deposits at June 30, 2013 rose to $442.2 million, up 4.8%, compared with $422.1 million at September 30, 2012.

●	The Company’s tier 1 capital to adjusted total assets ratio was 9.8% at June 30, 2013, compared with 10.2% at September 30, 2012. The Company’s total capital to risk weighted assets ratio was 16.2% at June 30, 2013, compared with 15.4% at September 30, 2012.

Edward H. Schaefer, President and CEO, stated: “Our third quarter and nine month results continue to be encouraging. We experienced loan and deposit growth and meaningful improvements in asset quality. Credit trends continued to be favorable, with net charge-offs declining to 0.65% of average loans, the lowest level in three years. Our nonperforming assets declined to 0.69% of total assets and loan loss reserve levels remain strong at 1.38%.”

During the quarter ended June 30, 2013, the Bank sold three of its remaining five non-agency mortgage-backed securities (MBS) with an aggregate book value of $3.8 million, resulting in a net realized loss of $319,000. The sale was executed in order to take advantage of current favorable market prices to minimize realized losses on certain non-agency MBS, reduce the Bank's exposure to credit risk within its non-agency MBS portfolio, and improve the Bank's risk-based capital position by eliminating certain MBS securities which represented higher risk-weighted assets for regulatory capital computation purposes.

“The Company’s capital position remains strong and exceeds regulatory standards for a well-capitalized bank,” noted Schaefer. “We are confident we are taking the right steps to maintain financial strength, grow our business, and build shareholder value. For example, in fiscal third quarter 2013, Citizens Community Bancorp, Inc. paid an annual dividend in the amount of $0.02 per share – something that had not been done since August 2009.”

Income Statement and Balance Sheet Overview

The Company reported total interest and dividend income of $6.0 million during the quarter ended June 30, 2013, compared with $6.7 million during the quarter ended June 30, 2012. This decrease was largely due to the reduction in higher rate loan average balances between the periods. Interest expense declined to $1.3 million during the fiscal third quarter of 2013, compared with $1.6 million during the fiscal third quarter of 2012. This decline in interest expense from the prior year primarily reflected the re-pricing of higher-rate money market accounts and certificates of deposit, as well as a reduction in interest on borrowed funds.

Net interest income before provision for loan losses was $4.7 million during the fiscal third quarter of 2013, compared with $5.0 million during the fiscal third quarter of 2012, reflecting the decline in interest income noted above, which was partially offset by the interest expense reduction described above during the most recent quarter.

Non-interest income decreased to $689,000 during the quarter ended June 30, 2013, compared with $745,000 during the same period of the prior fiscal year, despite an increase in service charge income of $125,000, primarily as a result of the following two factors: a net loss of $56,000 on the sale of available for sale securities during the fiscal third quarter of 2013, compared to an $11,000 gain during the same period of the prior year; and an increase in other than temporary losses from non-agency mortgage-backed securities in the amount of $126,000 over the comparable prior year period.

Total non-interest expense was $4.4 million during the quarter ended June 30, 2013, compared with $4.4 million during the quarter ended June 30, 2012. Total noninterest expense, for the nine months ended June 30, 2013, was $12.9 million, a reduction of 2.82%, from the comparable prior year period.

Net interest margin was 3.48% and the Bank’s net interest spread was 3.37% at June 30, 2013, compared with net interest margin of 3.92% and net interest spread of 3.80% at June 30, 2012. These changes reflect continuing economic pressure on margins in an extended low-interest rate environment.

The Company reported net loans receivable of $432.1 million at June 30, 2013, compared with $422.0 million at September 30, 2012. The Company has increased its commercial real estate loan portfolio in the last quarter by $5.0 million and has grown consumer personal loans by $12.4 million over the levels at the 2012 fiscal year end.

“This increase in loan growth for the current year quarter was the result of new loans from our expanded Commercial Services and seasonal loan growth from Indirect Lending,” Schaefer explained. “Achieving quality loan growth remains a challenge in our current economic environment.”

The Company’s allowance for loan losses was $6.1 million at June 30, 2013, compared with $5.7 million at September 30, 2012. Non-accruing loans were $2.7 million at June 30, 2013, compared with $4.5 million at September 30, 2012. Net loans charged off for the nine months ended June 30, 2013 were $2.1 million, compared to $2.7 million for the same date in the prior year.

Loans 30 days or more past due were $5.7 million as of June 30, 2013, compared with $9.5 million as of June 30, 2012. As a ratio to total loans, past due loans declined to 1.31% as of the end of the fiscal third quarter of 2013 from 2.20% as of the same period in the prior year.

Total deposits were $442.2 million as of June 30, 2013, compared with $422.1 million at the 2012 fiscal year end. “Core deposits increased $15.5 million from September 30, 2012 through June 30, 2013, while Certificates of Deposit, increased $4.7 million for the same period. We continue to analyze the profitability of our branch network and look for new opportunities to develop lifetime financial partnerships by offering new products and services that will enhance our revenues and profitability.” explained Schaefer. “We also made the decision to advance additional FHLB borrowings, as we evaluate all options to lower the Bank’s cost of funds. In an effort to manage future maturing deposits and FHLB borrowings, we selectively review market rates to balance our portfolio and lower our cost of funds.”

At June 30, 2013, the bank's total capital to risk weighted assets was 16.2%, tier 1 capital to risk weighted assets was 14.9% and tier 1 capital to adjusted total assets was 9.8%. All ratios exceeded regulatory standards for a well-capitalized institution. Tangible book value per share was $10.53 per common share as of June 30, 2013.

Schaefer concluded: “Our fiscal 2013 third quarter and nine month performance continues to demonstrate considerable progress in achieving our strategic goals. We feel our diligent efforts to improve our asset quality and capital position were certainly reflected in the termination of the Memorandum of Understanding by the Office of the Comptroller of the Currency and the “Satisfactory” rating on our CRA evaluation, in each case as reported in our 2013 second fiscal quarter. Although we operate in a highly competitive banking environment, we are committed to improving our market share and increasing shareholder value by continuing to develop new products and services and growing quality loan and deposit relationships. We appreciate the continued loyalty our shareholders have demonstrated in supporting the Company.”

About the Company

Citizens Community Federal, a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service bank based in Eau Claire, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 25 branch locations, including 17 locations in Walmart Supercenters. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this news release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; further write-downs in the Bank’s mortgage-backed securities portfolio; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2012 filed with the Securities and Exchange Commission on December 10, 2012. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this report.

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
June 30, 2013 (unaudited) and September 30, 2012 (derived from audited financial statements)
(in thousands, except share data)

	June 30, 2013	September 30, 2012

Assets
Cash and cash equivalents	$27,882	$23,259
Other interest-bearing deposits	1,992	-
Securities available for sale (at fair value)	69,177	67,111
Federal Home Loan Bank stock	3,300	3,800
Loans receivable	438,189	427,789
Allowance for loan losses	(6,055)	(5,745)
Loans receivable, net	432,134	422,044

Office properties and equipment, net	5,056	5,530
Accrued interest receivable	1,481	1,571
Intangible assets	232	274
Foreclosed and repossessed assets, net	808	542
Other assets	9,857	6,052

TOTAL ASSETS	$551,919	$530,183

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$442,208	$422,058
Federal Home Loan Bank advances	52,950	49,250
Other liabilities	2,939	3,772
Total liabilities	498,097	475,080

Stockholders' equity:
Common stock - 5,154,891 and 5,135,550 shares issued, respectively	51	51
Additional paid-in capital	54,108	53,969
Retained earnings	2,185	1,529
Unearned deferred compensation	(181)	(94)
Accumulated other comprehensive loss	(2,341)	(352)
Total stockholders' equity	53,822	55,103

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$551,919	$530,183

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three and Nine Months Ended June 30, 2013 and 2012
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012

Interest and dividend income:
Interest and fees on loans	$5,710	$6,247	$17,412	$19,409
Interest on investments	263	446	1,029	1,135
Total interest and dividend income	5,973	6,693	18,441	20,544
Interest expense:
Interest on deposits	1,187	1,274	3,644	4,115
Interest on borrowed funds	111	324	392	982
Total interest expense	1,298	1,598	4,036	5,097
Net interest income	4,675	5,095	14,405	15,447
Provision for loan losses	750	900	2,415	3,540
Net interest income after provision for loan losses	3,925	4,195	11,990	11,907
Non-interest income:
Total fair value adjustments and other-than-temporary impairment	67	107	73	(2,644)
Portion of (loss) gain recognized in other comprehensive (loss) income (before tax)	(193)	(107)	(863)	1,971
Net gains (losses) on sale of available for sale securities	(56)	11	552	91
Net gains (losses) on available for sale securities	(182)	11	(238)	(582)
Service charges on deposit accounts	525	400	1,248	1,127
Loan fees and service charges	159	168	616	403
Other	187	166	519	448
Total non-interest income	689	745	2,145	1,396

Non-interest expense:
Salaries and related benefits	2,259	2,237	6,689	6,600
Occupancy	626	617	1,864	1,838
Office	350	279	1,079	857
Data processing	443	389	1,236	1,120
Amortization of core deposit intangible	15	28	43	194
Advertising, marketing and public relations	44	47	131	147
FDIC premium assessment	66	124	418	518
Professional services	233	349	460	894
Other	323	284	988	1,115
Total non-interest expense	4,359	4,354	12,908	13,283

Income before provision for income tax	255	586	1,227	20
Provision for income taxes	89	237	468	19
Net income attibutable to common stockholders	$166	$349	$759	$1

Per share information:
Basic earnings	$0.03	$0.07	$0.15	$-
Diluted earnings	$0.03	$0.07	$0.15	$-
Cash dividends paid	$-	$-	$0.02	$-